EXHIBIT 21

Subsidiaries of the Registrant for the year ended December 31, 2005:

Subsidiary Name	State of Incorporation

Kentucky Criterion Coal Company	Delaware
Pine Branch Mining Inc.	Delaware
WEI - Fort Lupton, Inc.	Delaware
WEI - Rensselaer, Inc.	Delaware
WEI - Roanoke Valley, Inc.	Delaware
Westmoreland Coal Sales Inc.	Delaware
Westmoreland Energy, LLC	Delaware
Westmoreland Resources, Inc.	Delaware
Westmoreland Terminal Company	Delaware
Westmoreland - Altavista, Inc.	Delaware
Westmoreland - Fort Drum, Inc.	Delaware
Westmoreland - Franklin, Inc.	Delaware
Westmoreland - Hopewell, Inc.	Delaware
Westmoreland Technical Services, Inc.	Delaware
Cleancoal Terminal Co.	Delaware
Criterion Coal Co.	Delaware
Deane Processing Co.	Delaware
Eastern Coal and Coke Co.	Pennsylvania
Westmoreland Savage Corp.	Delaware
Westmoreland Mining LLC	Delaware
Dakota Westmoreland Corporation	Delaware
Western Energy Company	Montana
Texas Westmoreland Coal Co.	Montana
Westmoreland Risk Management, Ltd.	Bermuda
Basin Resources, Inc.	Colorado
North Central Energy Company	Colorado
Horizon Coal Services, Inc.	Montana
Westmoreland Power, Inc.	Delaware